Exhibit 99.1

SANTA FE ENERGY TRUST

THE BANK OF NEW YORK TRUST COMPANY, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS, MARCH 12, 2007—SANTA FE ENERGY TRUST (NYSE SYMBOL-SFF) announced today that in connection with a review of properties in which the Trust has an interest in preparation for a sale of those interests, the Trustee has been informed by Devon Energy Corporation that Devon believes it may have overpaid the Trust during 2006 and prior years for net profits royalties.  Although Unitholders would not be required to return any overpayments they may have received, any such overpayments could, depending on the facts, reduce future royalty payments, and could affect the amounts the Trust would realize upon the sale of its net profit royalties upon the sale of the properties.

Devon has cautioned the Trust that Devon is still in the process of attempting to determine whether it believes it actually overpaid the Trust, and if so, by how much.  Devon has informed the Trustee that at this time no reliable estimate of the amount of the potential overpayments, if any, can be made.

Based on this preliminary information, the Trustee has determined to retain an independent consulting firm to review Devon’s records regarding the net profits royalties.  Because of the number of properties in which the Trust has an interest, the Trustee anticipates that an independent review of Devon’s records will take a significant amount of time.  As a result, it appears unlikely that the Trust will be able to file its Annual Report on Form 10-K for the year ended 2006 on a timely basis.

Certain statements contained in this Form 8-K include statements that are “forward-looking statements,” including all statements regarding future royalty payments to the Trust,  potential overpaymenst to the Trust,the possibility that future payments to the Trust may be reduced, the sale of the interests held by the Trust,and the actions that Devon, the Trust or the Trustee may take in the future.   You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Trust undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Trust’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

Contact:
SANTA FE ENERGY TRUST
THE BANK OF NEW YORK TRUST COMPANY, N.A., TRUSTEE
MIKE ULRICH
919 CONGRESS AVENUE
AUSTIN, TX 78701
(800) 852-1422